Exhibit 99.28(h)(i)(3)

Amendment to

Fund Administration and Accounting Agreement

Amendment dated November 1, 2022 (“Effective Date”) to the Fund Administration and Accounting Agreement dated November 1, 2019 (the “Agreement”) made by and between Forethought Variable Insurance Trust (the “Trust”) and The Bank of New York Mellon (“BNY Mellon”).

Intending to be legally bound, the Trust and BNY Mellon hereby agree as follows:

1.	Section 12(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a)        This Agreement, unless validly terminated pursuant to this Section 12 prior thereto, shall continue through December 31, 2025 (the “Initial Term”).”

2.	For clarity, as of the Effective Date the Agreement shall be deemed to be in its “Initial Term” (as defined in Section 1 above) rather than in a “Renewal Term.”

3.	Section 12(d)(1)(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

(i)	Early Termination Table.

Services Termination Date During This Period	Early Termination Exercise Price
Commencing November 1, 2022; During the Initial Term and/or during any automatic 1-year renewal term	10% of Remaining Fees

4.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment shall have the same meanings as set forth in the Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, this Amendment shall control with respect to the subject matter of this Amendment.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

(d)	The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by "Electronic Signature", which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

(e)	This Amendment shall be governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.

1

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

Forethought Variable Insurance Trust

By:	/s/ Eric Todd
Name:	Eric Todd
Title:	President

The Bank of New York Mellon

By:	/s/ Krzysztof Dabrowiecki
Name:	Krzysztof Dabrowiecki
Title:	Director

2